Ex-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

June 26, 2008

Delaware Group State Tax-Free Income Trust
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Class A Shares of the Delaware Tax-Free Pennsylvania Fund, which is a series of Delaware Group State Tax-Free Income Trust, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class A shares, so that the Fund’s Rule 12b-1 (distribution) fees with respect to its Class A shares will not exceed 0.25%, for the period July 1, 2008 through June 30, 2009.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Theodore K. Smith
	Name:	Theodore K. Smith
	Title:	Executive Vice President
	Date:	June 26, 2008

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group State Tax-Free Income Trust

By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President
	Date:	June 26, 2008